Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
8.75% NON-CUMULATIVE MANDATORY
CONVERTIBLE PREFERRED STOCK, SERIES Q
($1,000.00 initial liquidation preference per share)

OF

LEHMAN BROTHERS HOLDINGS INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Executive Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Executive Committee by the By-Laws of the Corporation and pursuant to the authority duly delegated thereto by the Board of Directors of the Corporation:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $1.00 per share, with a liquidation preference, in the aggregate, of $2,000,000,000 on the following terms, with the following designations, powers, preferences and rights:

1.                                       Designation and Amount; Fractional Shares.  The series of preferred stock shall be designated as the “8.75% Non-Cumulative Mandatory Convertible Preferred Stock, Series Q” (the “Series Q Preferred Stock”).  The Series Q Preferred Stock shall subject to conversion in accordance with the terms set forth herein, and the authorized number of shares of Series Q Preferred Stock shall be two million (2,000,000) shares.  The Series Q Preferred Stock is issuable in whole shares only.

2.                                       Dividends.  Holders of shares of Series Q Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment, cash dividends on the liquidation preference of $1,000.00 per share at a rate per annum equal to 8.75%.   Declared dividends on the Series Q Preferred Stock shall be payable from and including the date of initial issuance and shall be payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1, commencing on October 1, 2008 (each such date a “Dividend Payment Date”).  If any date on which dividends would otherwise be payable shall not be a business day, then the date of payment of dividends need not be made on such date, but such payment of dividends may be made on the next succeeding day that is a business day with the same force and effect as if made on the Dividend Payment Date, and no additional dividends shall be payable nor interest shall accrue on the amount payable from and after such Dividend Payment Date to the next succeeding business day. “Business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on the Series Q Preferred Stock shall not be cumulative; Holders of Series Q Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.  Declared and unpaid dividends shall not bear interest.

Except as otherwise provided for herein, declared dividends shall be payable, in arrears, to Holders of record as they appear on the stock books of the Corporation at the close of business on each record date, which record date shall be the 15th day of the month preceding the month in which the related Dividend Payment Date occurs (each of which date being a “Record Date”).

The term “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of initial issuance of the Series Q Preferred Stock and shall end on but exclude the next Dividend Payment Date). Dividends payable on the Series Q Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 7) unless there shall also be or have been declared and paid, or set apart for payment on the Series Q Preferred Stock, dividends for the most recent Dividend Period ending on or before the dividend payment date of such Parity Preferred Stock, ratably with dividends on such Parity Preferred Stock, in proportion to the respective amounts of (x) the full amount of dividends that would be payable on the Series Q Preferred Stock if dividends were declared in full on the Series Q Preferred Stock for such Dividend Period, on the one hand, and (y) the accumulated and unpaid dividends, or the full amount of dividends that would be payable for the most recent dividend period for such stock if such dividends were declared in full in the case of non-cumulative Parity Preferred Stock, on the other hand.

Except as set forth in the preceding paragraph, unless full dividends on the Series Q Preferred Stock have been declared and paid or set aside for payment for the most recently completed Dividend Period, no dividends may be paid or declared and set aside for payment or other distribution made upon any other stock of the Corporation ranking junior to or on a parity with the Series Q Preferred Stock as to dividends (any such stock “Junior or Parity Stock”), and the Corporation may not, and may not permit its subsidiaries to, redeem, purchase or otherwise acquire for any consideration (or make any payment to or available for a sinking fund with respect to) any Junior or Parity Stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Junior or Parity Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Junior or Parity Stock in accordance with the terms of such sinking fund, regardless of whether at the time  of such application full dividends upon shares of the Series Q Preferred Stock for the most recently completed Dividend Period shall have been paid or declared and set apart for payment; provided further that (i) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with the satisfaction of the Corporation’s obligations pursuant to any contract entered into prior to the beginning of the then-current Dividend Period; (ii) any Junior or Parity Stock may be purchased, redeemed or otherwise acquired in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors of the Corporation or any of its subsidiaries; (iii) any Junior or Parity Stock may be exchanged, redeemed or converted for any Junior or Parity Stock; (iv) any Junior or Parity Stock may be redeemed, purchased or otherwise acquired with the proceeds of a substantially contemporaneous sale of any Junior or Parity Stock; or (v) fractional interests in shares of the Corporation’s capital stock may be purchased pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged.  The foregoing provision shall not restrict the ability of Lehman Brothers Inc., or any other affiliate of the Corporation, to engage in any market-making transactions in any such Junior or Parity Stock in the ordinary course of business.

3.                                       Liquidation Preference.  The shares of Series Q Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series Q Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series Q Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to the liquidation preference of $1,000.00 per share plus an amount equal to all declared and unpaid dividends on the shares of Series Q Preferred Stock for the Dividend Period in which liquidation occurs to but not including the date of final distribution.  The Holders of the Series Q Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series Q Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.  After payment of the full amount of the preferential amounts as aforesaid, the Holders of shares of Series Q Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series Q Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

4.                                       Voting Rights.  The Series Q Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights.  Whenever, at any time or times, dividends payable on the shares of Series Q Preferred Stock have not been paid for an aggregate of six Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the Holders of the Series Q Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of the Corporation’s stockholders until full dividends have been paid on the Series Q Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.  Upon any termination of the right of the Holders of shares of Series Q Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled in each case only by the affirmative vote of the Holders of shares of Series Q Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock.  If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.  At elections for such directors, each Holder of shares of Series Q Preferred Stock shall be entitled to four (4) votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

So long as any shares of any Series Q Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least 66 2/3% of the shares of such Series Q Preferred Stock (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series Q Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such Series Q Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series Q Preferred Stock.  Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock (including, without limitation, the Series Q Preferred Stock) or the authorization, creation and issuance of other classes or series of stock, in each case ranking on a parity with or junior to the shares of Series Q Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

In exercising the voting rights set forth in this Section 4 or when otherwise granted voting rights by operation of law or by the Corporation, each share of Series Q Preferred Stock shall be entitled to four (4) votes.

5.                                       Redemption.  The shares of Series Q Preferred Stock shall not be redeemable.

6.                                       Amendment of Resolution.  The Board of Directors reserves the right from time to time to increase or decrease the number of shares that constitute the Series Q Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

7.                                       Rank.  Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a)                                  prior to shares of the Series Q Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holders of shares of the Series Q Preferred Stock;

(b)                                 on a parity with shares of the Series Q Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series Q Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holders of shares of Series Q Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series Q Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require); and

(c)                                  junior to shares of the Series Q Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the Holders of the Series Q Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

The Series Q Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation’s 5.94% Cumulative Preferred Stock, Series C, the Corporation’s 5.67% Cumulative Preferred Stock, Series D, the Corporation’s 6.50% Cumulative Preferred Stock, Series F, the Corporation’s Floating Rate Cumulative Preferred Stock, Series G, the Corporation’s 7.95% Non-Cumulative Perpetual Preferred Stock, Series J, the Corporation’s 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series P, and any Parity Preferred Stock issued hereafter, including, but not limited, to the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series H, the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series I.

8.                                       Additional Definitions.  As used herein with respect to Series Q Preferred Stock:

“Applicable Market Value” means the average of the Closing Prices per share of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

A “Cash Acquisition” will be deemed to have occurred at such time after the Issue Date upon the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries, in each case pursuant to which 90% or more of the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, and more than 10% of the cash, securities or other property consists of cash, securities or other property that are not, or upon issuance shall not be, traded on a U.S. national securities exchange or a securities exchange in the European Economic Area.

“Cash Acquisition Conversion” shall have the meaning set forth in Section 10(g)(i).

“Cash Acquisition Conversion Date” shall have the meaning set forth in Section 10(c).

“Cash Acquisition Conversion Period” shall have the meaning set forth in Section 10(g)(i).

“Cash Acquisition Conversion Rate” means the conversion rate set forth in the table below for the Effective Date and the Stock Price applicable to any Cash Acquisition Conversion during the related Cash Acquisition Conversion Period:

Stock Price

Effective Date	$10.00	$20.00	$28.00	$30.00	$33.04	$40.00	$50.00	$60.00	$70.00	$80.00	$100.00	$120.00	$140.00
June 12, 2008	24.5134	26.4225	26.9376	27.0453	27.1979	27.5133	27.8888	28.1950	28.4382	28.6318	28.9206	29.1149	29.2517
July 1, 2009	28.4157	28.6695	28.5077	28.5005	28.5072	28.5858	28.7612	28.9422	29.1024	29.2337	29.4257	29.5504	29.6361
July 1, 2010	32.4535	31.4363	30.3448	30.1656	29.9585	29.7043	29.6297	29.6783	29.7463	29.8069	29.8912	29.9424	29.9754
July 1, 2011	35.7142	35.7142	35.7142	33.3333	30.2663	30.2663	30.2663	30.2663	30.2663	30.2663	30.2663	30.2663	30.2663

If the Stock Price falls between two Stock Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Cash Acquisition Conversion Rate shall be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

If the Stock Price is in excess of $140.00 per share (subject to adjustment in the same manner as adjustments are made to the Stock Price in accordance with the provisions of Section 11(a)(xvi)), then the Cash Acquisition Conversion Rate shall be the Minimum Conversion Rate.  If the Stock Price is less than $10.00 per share (subject to adjustment in the same manner as adjustments are made to the Stock Price in accordance with the provisions of  Section 11(a)(xvi)), then the Cash Acquisition Conversion Rate shall be the Maximum Conversion Rate.

The Stock Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of Section 11(a)(xvi).  The conversion rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 11(a).

“Cash Acquisition Dividend Make-Whole Amount” shall have the meaning set forth in Section 10(g)(iii)(A).

“Cash Acquisition Notice” shall have the meaning set forth in Section 10(g)(ii).

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, means, as of any date of determination:

(a)                                  the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b)                                 if the Common Stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date; or

(c)                                  if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d)                                 if the Common Stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For the purposes of this Certificate of Designations, all references herein to the closing price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” means the common stock, $0.10 par value, of the Corporation.

“Conversion Agent” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as conversion agent for the Series Q Preferred Stock, and their respective successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” means each of the Mandatory Conversion Date, the Cash Acquisition Conversion Date or the Early Conversion Date.

“Current Market Price” of the Common Stock means the average Closing Price of the Common Stock for the 10 consecutive Trading Days immediately prior to the Ex-Dividend Date for the distribution requiring such computation.  Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to Section 11, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 11 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Distributed Assets” has the meaning set forth in Section 11(a)(iv).

“Dividend Threshold Amount” has the meaning set forth in Section 11(a)(v).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Early Conversion” shall have the meaning set forth in Section 9(a).

“Early Conversion Date” shall have the meaning set forth in Section 10(b).

“Effective Date” shall have the meaning set forth in Section 10(g)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Ex-Dividend Date,” when used with respect to any dividend, distribution or issuance, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

“Expiration Date” has the meaning set forth in Section 11(a)(vi).

“Expiration Time” has the meaning set forth in Section 11(a)(vi).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined by the Board of Directors.

“Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Holder” means the Person in whose name the shares of Series Q Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, dividend disbursing agent and Conversion Agent as the absolute owner of the shares of Series Q Preferred Stock for the purpose of disbursing dividends and settling conversions and for all other purposes.

“Initial Price” shall have the meaning set forth in Section 10(f)(ii)(B).

“Issue Date” means June 12, 2008, the date of original issuance of the Series Q Preferred Stock.

“Mandatory Conversion Date” means July 1, 2011.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 10(f)(ii).

“Maximum Conversion Rate” shall have the meaning set forth in Section 10(f)(ii)(C).

“Minimum Conversion Rate” shall have the meaning set forth in Section 10(f)(ii)(A).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as registrar for the Series Q Preferred Stock, and their respective successors and assigns or any other registrar appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Spin-Off” has the meaning set forth in Section 11(a)(iv).

“Spin-Off Valuation Period” has the meaning set forth in Section 11(a)(iv).

“Stock Price” means the price paid per share of Common Stock in a Cash Acquisition. If the consideration paid consists only of cash, the Stock Price shall equal the amount of cash paid per share of Common Stock. If the consideration paid consists, in whole or in part, of any property other than cash, the Stock Price shall be the average of the Closing Prices per share of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date.

“Threshold Appreciation Price” shall have the meaning set forth in Section 10(f)(ii)(A).

“Trading Day” means a day on which the Common Stock:

(a)                                  is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b)                                 has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as transfer agent for the Series Q Preferred Stock, and their respective successors and assigns or any other transfer agent appointed by the Corporation.

“Trigger Event” has the meaning set forth in Section 11(a)(iv).

9.                                       Early Conversion at the Option of the Holder.

(a)                                  Other than during a Cash Acquisition Conversion Period, the Holders shall have the right, subject to the limitation set forth in Section 15, to convert their shares of Series Q Preferred Stock, in whole or in part (but in no event less than one share of Series Q Preferred Stock), at any time prior to the Mandatory Conversion Date (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate, subject to satisfaction of the conversion procedures set forth in Section 10(b).

(b)                                 If an Early Conversion Date on which a Holder elects to convert Series Q Preferred Stock is prior to the Record Date relating to any declared dividend for the Dividend Period in which such Holder is electing to convert, such Holder will not have the right to receive any declared dividends for that Dividend Period. If an Early Conversion Date on which a Holder elects to convert Series Q Preferred Stock is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, if the Early Conversion Date is after the Record Date and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series Q Preferred Stock an amount in cash equal to the dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series Q Preferred Stock being converted.

10.                                 Conversion.

(a)                                  Conversion Procedures for Mandatory Conversion.  Pursuant to Section 10(f), on the Mandatory Conversion Date, any outstanding shares of Series Q Preferred Stock will mandatorily convert into shares of Common Stock.  The person or persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of the Series Q Preferred Stock will be treated as the record Holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the Mandatory Conversion Date, except to the extent that all or a portion of such shares of Common Stock is subject to the limitations contained in Section 15.  Except as provided under Section 11(a)(xv), prior to 5:00 p.m., New York City time, on the Mandatory

Conversion Date, the shares of Common Stock issuable upon conversion of the Series Q Preferred Stock will not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series Q Preferred Stock.

(b)                                 Conversion Procedures for Early Conversion.  To effect an Early Conversion pursuant to Section 9(a), a Holder who:

(i)                                  holds a beneficial interest in a global certificate representing the Series Q Preferred Stock must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled by virtue of Section 9(b) and, if required, pay all transfer or similar taxes or duties, if any; or

(ii)                               holds shares of Series Q Preferred Stock in certificated form must:

(A)                             complete and manually sign the conversion notice on the back of the Series Q Preferred Stock certificate or a facsimile of the conversion notice;

(B)                               deliver the completed conversion notice and the certificated shares of Series Q Preferred Stock to be converted to the Conversion Agent;

(C)                               if required, furnish appropriate endorsements and transfer documents;

(D)                              if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled by virtue of Section 9(b); and

(E)                                if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion will be effective on the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable (the “Early Conversion Date”).  A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. A certificate representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.

The person or persons entitled to receive the Common Stock issuable upon Early Conversion shall be treated for all purposes as the record Holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Early Conversion Date, except to the extent that all or a portion of such shares of Common Stock is subject to the limitations contained in Section 15.  No allowance or adjustment, except as set forth in Section 11(a), shall be made in respect of dividends payable to Holders of Common Stock of record as of any date prior to such applicable Early Conversion Date.  Prior to such applicable Early Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series Q Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series Q Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Series Q Preferred Stock representing less than all the shares of Series Q Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series Q Preferred Stock as to which Early Conversion was not effected.

The Corporation shall deliver the shares of Common Stock to which the Holder converting pursuant to Section 9(a) is entitled on or prior to the third Trading Day immediately following the Early Conversion Date.

(c)                                  Conversion Procedures for Cash Acquisition Conversion.  To effect a Cash Acquisition Conversion pursuant to Section 10(g), a Holder shall deliver to the Conversion Agent at any time during the Cash Acquisition Conversion Period, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Series Q Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to the Corporation, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Corporation stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 10(b)(i) and (ii) and paying the transfer or similar taxes or duties, if any.  If a Holder holds a beneficial interest in a global certificate representing the Series Q Preferred Stock, such Holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any.

The Cash Acquisition Conversion will be effective on the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable (the “Cash Acquisition Conversion Date”).  A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.  A certificate representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.  For the avoidance of doubt, Holders who do not submit their conversion notice during the Cash Acquisition Conversion Period shall not be entitled to convert their shares of Series Q Preferred Stock at the Cash Acquisition Conversion Rate or to receive the Cash Acquisition Dividend Make-Whole Amount.

The person or persons entitled to receive the Common Stock issuable upon such Cash Acquisition Conversion shall be treated for all purposes as the record Holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Cash Acquisition Conversion Date, except to the extent that all or a portion of such shares of Common Stock is subject to the limitations contained in Section 15.  No allowance or adjustment, except as set forth in Section 11(a), shall be made in respect of dividends payable to Holders of Common Stock of record as of any date prior to such applicable Cash Acquisition Conversion Date.  Prior to such applicable Cash Acquisition Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series Q Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series Q Preferred Stock.

In the event that a Cash Acquisition Conversion is effected with respect to shares of Series Q Preferred Stock representing less than all the shares of Series Q Preferred Stock held by a Holder, upon such Cash Acquisition Conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series Q Preferred Stock as to which Cash Acquisition Conversion was not effected.

The Corporation shall deliver the shares of Common Stock and the amount of cash to which the Holder converting pursuant to Section 10(c) is entitled on or prior to the third Trading Day immediately following the Cash Acquisition Conversion Date.

(d)                                 In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series Q Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e)                                  Shares of Series Q Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series Q Preferred Stock.

(f)                                 Mandatory Conversion on the Mandatory Conversion Date.

(i)                                     Each share of Series Q Preferred Stock shall mandatorily convert (unless previously converted at the option of the Holder in accordance with Section 9(a) or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 10(g)) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(ii)                                  The “Mandatory Conversion Rate” shall be as follows:

(A)                            if the Applicable Market Value is greater than $33.04 (the “Threshold Appreciation Price”), then the Mandatory Conversion Rate shall be equal to 30.2663   shares of Common Stock per share of Series Q Preferred Stock (the “Minimum Conversion Rate”);

(B)                                if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but greater than or equal to $28.00 (the “Initial Price”), then the Mandatory Conversion Rate shall be equal to $1,000 divided by the Applicable Market Value; or

(C)                                if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to  35.7142  shares of Common Stock per share of Series Q Preferred Stock (the “Maximum Conversion Rate”).

(iii)                               The Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 11(a).

(iv)                              In addition to the number of shares of Common Stock issuable pursuant to Section 10(f)(i), the Holders on the Mandatory Conversion Date shall have the right to receive an amount equal to any declared and unpaid dividends on the Series Q Preferred Stock for the most recent Dividend Period ending on the Mandatory Conversion Date to the extent such Holders were the Holders of record as of the Record Date for such dividend.

(g)                                 Cash Acquisition Conversion.

(i)                                     If a Cash Acquisition occurs on or prior to the Mandatory Conversion Date, the Holders shall have the right, subject to the limitation set forth in Section 15, to convert their shares of Series Q Preferred Stock, in whole or in part (but in no event less than one share of Series Q Preferred Stock) (such right of the Holders to convert their shares pursuant to this Section 10(g) being the “Cash Acquisition Conversion”) during a period (the “Cash Acquisition Conversion Period”) that begins on the effective date of such Cash Acquisition (the “Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 15 calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Date) into shares of Common Stock at the Cash Acquisition Conversion Rate (as adjusted pursuant to Section 11(a)).

(ii)                                  On or before the twentieth calendar day prior to the anticipated Effective Date of the Cash Acquisition, a written notice (the “Cash Acquisition Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation. Such notice shall state:

(A)                              the anticipated Effective Date of the Cash Acquisition;

(B)                                that Holders shall have the right to effect a Cash Acquisition Conversion in connection with such Cash Acquisition during the Cash Acquisition Conversion Period;

(C)                                the Cash Acquisition Conversion Period; and

(D)                               the instructions a Holder must follow to effect a Cash Acquisition Conversion in connection with such Cash Acquisition.

(iii)                               Upon any conversion pursuant to Section 10(g), in addition to issuing to the converting Holders the number of shares of Common Stock at the Cash Acquisition Conversion Rate, the Corporation shall:

(A)                              pay in cash any declared and unpaid dividends for the Dividend Period in which the conversion upon the Cash Acquisition occurs to but excluding the Cash Acquisition Conversion Date, and

(B)                                pay an amount in cash equal to the present value of all dividend payments on the shares of Series Q Preferred Stock subject to such Cash Acquisition Conversion for all remaining Dividend Periods from the Effective Date to but excluding the Mandatory Conversion Date (the “Cash Acquisition Dividend Make-Whole Amount”) (which present value shall be computed using a discount rate equal to 6.25%).

11.                                 Anti-Dilution Adjustments.

(a)                                  Each Fixed Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(i)                                     In case the Corporation shall, at any time or from time to time while any of the Series Q Preferred Stock is outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all Holders of its outstanding shares of Common Stock (other than a dividend or distribution in connection with a transaction to which Section 12 applies), then each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	such Fixed Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(i) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution that is the subject of this Section 11(a)(i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)                                  In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (in each case, other than in connection with a transaction to which Section 12 applies), each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision, split or combination;

CR1	=	such Fixed Conversion Rate in effect on the effective date of such subdivision, split or combination;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision, split or combination; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision, split or combination.

Any adjustment made pursuant to this Section 11(a)(ii) shall become effective on the effective date of such subdivision, split or combination.

(iii)                               In case the Corporation shall issue rights or warrants to all or substantially all holders of its outstanding shares of Common Stock (other than rights issued pursuant to a stockholders’ rights plan and other than an issuance in connection with a transaction to which Section 12 applies) entitling them to purchase, for a period of 45 calendar days or less from the date of issuance thereof, shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1	=	such Fixed Conversion Rate in effect on the Ex-Dividend Date for such issuance;

OS0	=	the number of shares of the Common Stock that are outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X	=	the total number of shares of the Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of the Common Stock equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this Section 11(a)(iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such issuance.  In the event that such rights or warrants described in this Section 11(a)(iii) are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).  If an adjustment to each Fixed Conversion Rate may be required pursuant to this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

(iv)                              In case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock shares of any class of Capital Stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (including securities, but excluding (v) any dividends or distributions referred to in Section 11(a)(i), (w) any rights or warrants referred to in Section 11(a)(iii), (x) any dividends or distributions referred to in Section 11(a)(v), (y) any dividends or distributions in connection with a transaction to which Section 12 applies, or (z) any Spin-Offs to which the provisions set forth below in this Section 11(a)(iv) applies) (any of the foregoing hereinafter in this Section 11(a)(iv)

called the “Distributed Assets”), then, in each such case, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	such Fixed Conversion Rate in effect on the Ex-Dividend Date for such distribution;

SP0	=	the Current Market Price of the Common Stock; and

FMV	=	the Fair Market Value on the Ex-Dividend Date for such distribution of the Distributed Assets so distributed applicable to one share of Common Stock.

Notwithstanding the foregoing, in the event where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock, or similar equity interests in a Subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange, the Nasdaq Stock Market or any other national or regional securities exchange or market, then each Fixed Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	such Fixed Conversion Rate in effect on the Ex-Dividend Date for such distribution;

FMV0	=

the average of the Closing Prices of the Distributed Assets applicable to one share of Common Stock over the ten consecutive Trading Day period commencing on and including the effective date of the Spin-Off or, if not traded on a national or regional securities exchange or over-the-counter market, the Fair Market Value of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Closing Prices of the Common Stock over the Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 11(a)(iv) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such distribution.  If any dividend or distribution of the type described in this Section 11(a)(iv) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to each Fixed Conversion Rate may be required under this Section 11(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iv).

Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(a) (and no adjustment to each Fixed Conversion Rate under this Section 11(a) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to each Fixed Conversion Rate shall be made under this Section 11(a)(iv), except as set forth in Section 11(a)(xii). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate of Designations, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof), except as set forth in Section 11(a)(xii).  In addition, except as set forth in Section 11(a)(xii),  in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to each Fixed Conversion Rate under this Section 11(a) was made (including any adjustment contemplated by Section 11(a)(xii)), (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, each Fixed Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a  holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, each Fixed Conversion Rate shall be readjusted as if such rights and warrants had not been issued.  No adjustment of each Fixed Conversion Rate shall be made pursuant to this Section 11(a)(iv) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Corporation for distribution to Holders of Series Q Preferred Stock upon conversion by such Holders of Series Q Preferred Stock to Common Stock.

(v)                                 In case the Corporation shall pay a dividend or otherwise distribute to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding (x) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon a merger or consolidation of the Corporation, (y) regular cash dividends to the extent that such dividends do not exceed $0.17 per share in any Fiscal Quarter (the “Dividend Threshold Amount”), then each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – DIV

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	such Fixed Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Current Market Price of the Common Stock; and

DIV	=

the cash amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following sentences. If an adjustment is required to be made as set forth in this Section 11(a)(v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever each Fixed Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to each Fixed Conversion Rate as described under this Section 11(a)(v).

Any adjustment made pursuant to this Section 11(a)(v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution of the type described in this Section 11(a)(v) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi)                              In case a tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of cash and any other consideration per share of Common Stock having a Fair Market Value as of the last date (the “Expiration Date”) tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) that exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Date, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	FMV + (SP1 x OS1)
OS0 x SP1

where

CR0	=	such Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1	=	such Fixed Conversion Rate in effect immediately after the Expiration Date;

FMV	=

the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”);

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Time; and

SP1	=	the average Closing Price per share of Common Stock for the ten consecutive Trading Days commencing on the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Section 11(a)(vi) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date.  If the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Section 11(a)(vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 11(a)(vi).  If an adjustment to each Fixed Conversion Rate may be required under this Section 11(a)(vi), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(vi) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(vi).

(vii)                           The Corporation may (but is not required to) make such increases in each Fixed Conversion Rate, in addition to those required by Section 11(a)(i) through (vi), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or issuance of rights or warrants to acquire stock) or from any event treated as such for income tax purposes or for any other reason.  The Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Fixed Conversion Rate.

(viii)                        If during a period applicable for calculating the Closing Price of Common Stock or any other security, an event occurs that requires an adjustment to each Fixed Conversion Rate, the Closing Price of such security shall be calculated for such period in a manner determined by the Corporation to appropriately reflect the impact of such event on the price of such security during such period.  Whenever any provision of this Certificate of Designations requires a calculation of an average of Closing Prices of Common Stock or any other security over multiple days, appropriate adjustments shall be made to account for any adjustment to each Fixed Conversion Rate that becomes effective, or any event requiring an adjustment to each Fixed Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period during which the average is to be calculated.

(ix)                                All adjustments to the Fixed Conversion Rates shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock.  Prior to the Mandatory Conversion Date, no adjustment in the Fixed Conversion Rates shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Fixed Conversion Rate; provided that any adjustments that by reason of this Section 11(a)(ix) are not required to be made shall be carried forward and the Corporation shall take such carry-forward adjustments into account in any subsequent adjustment, and make such carry-forward adjustments regardless of whether the aggregate adjustment is less than 1%, immediately prior to the Mandatory Conversion Date, any Early Conversion Date or any Effective Date.  No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities.

(x)                                   Whenever the Fixed Conversion Rate is adjusted as herein provided, the Corporation will issue a notice to the Conversion Agent and DTC containing the relevant information and make this information available on the Corporation’s website.  In addition, the Corporation shall provide upon the request of a Holder of Series Q Preferred Stock, to the extent not posted on the Corporation website, a brief statement setting forth in reasonable detail reasonable detail the adjustment to the Fixed Conversion Rate was determined and setting forth the adjusted Fixed Conversion Rate.

(xi)                                For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of

Common Stock.  The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(xii)                             If the rights provided for in any future rights plan adopted by the Corporation have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that the Holders of the Series Q Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series Q Preferred Stock, each Fixed Conversion Rate will be adjusted (and, if applicable, readjusted in the event of the expiration, termination or redemption of such rights) as provided in Section 11(a)(iv).  If such rights have not separated, any shares of Common Stock delivered upon the conversion of Series Q Preferred Stock shall be accompanied by such rights.  For the avoidance of doubt, if a distribution occurs that would generally result in adjustment of the number of shares deliverable to a Holder as a portion of the conversion consideration to which such Holder is entitled, instead of making such adjustment, the Corporation may instead deem such Holder as a Holder of record for purposes of such distribution so that such Holder would receive the distribution at the time such Holder receives the conversion consideration.

(xiii)                          Notwithstanding any of the foregoing clauses in this Section 11, the Fixed Conversion Rates will not be adjusted pursuant to this Section 11 if the Holders of the Series Q Preferred Stock will participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 11 as a result of holding the Series Q Preferred Stock without conversion of such Holder’s Series Q Preferred Stock.

(xiv)                         If an adjustment is made to the Fixed Conversion Rates pursuant to Section 11(a)(i) through (vii), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (A), (B) and (C) of Section 10(f)(ii) shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Section 11(a)(i) through (vii) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment.  The Corporation shall make appropriate adjustments to the Closing Prices prior to the relevant Ex-Dividend Date, effective date or Expiration Date, as the case may be, used to calculate the Applicable Market Value to account for any adjustments to the Initial Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the 20 consecutive Trading Day period used for calculating the Applicable Market Value.

(xv)                            If:

(A)                              the record date for a dividend or distribution on Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

(B)                                such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then the Corporation shall deem the Holders to be holders of record of Common Stock for purposes of that dividend or distribution. In this case, the Holders would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon the Mandatory Conversion Date.

(xvi)                         If an adjustment is made to the Fixed Conversion Rates pursuant to this Section 11, a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in the definition of “Cash Acquisition Fixed Conversion Rate.” Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Fixed Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Fixed Conversion Rate immediately after such adjustment.

12.                                 Reorganization Events.

(a)                                  In the event of:

(i)                                     any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii)                                  any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)                               any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)                              any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 12(a), a “Reorganization Event”); each share of Series Q Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash, and other property receivable in such Reorganization Event by a Holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).

(b)                                 In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election).   The number of units of Exchange Property for each share of Series Q Preferred Stock converted following the effective date of such Reorganization Event shall be determined based on the Mandatory Conversion Rate, Minimum Conversion Rate or Cash Acquisition Conversion Rate, as the case may be, then in effect on the Mandatory Conversion Date, Minimum Conversion Date or Cash Acquisition

Conversion Date, respectively (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date).  The applicable conversion rate shall be (1) in the case of an Early Conversion Date, the Minimum Conversion Rate, and (2) otherwise, the Mandatory Conversion Rate as determined under Section 10(f)(ii) based upon the Applicable Market Value.

(c)                                  For purposes of this Section 12, “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Section 12, the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 12, references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

(d)                                 The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(e)                                  The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 12.

13.                                 Fractional Shares.

(a)                                  No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series Q Preferred Stock.

(b)                                 In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10(f) or a conversion at the option of the Holder pursuant to Section 9(a) or Section 10(g), the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

(i)                                     in the case of a mandatory conversion pursuant to Section 10(f) or a Cash Acquisition Conversion pursuant to Section 10(g), the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the Mandatory Conversion Date or Cash Acquisition Conversion Date, as applicable; or

(ii)                                  in the case of an Early Conversion pursuant to Section 9(a), the Closing Price of the Common Stock on the second Trading Day immediately preceding the Early Conversion Date.

(c)                                  If more than one share of the Series Q Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series Q Preferred Stock so surrendered.

14.                                 Reservation of Common Stock.

(a)                                  The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series Q Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series Q Preferred Stock then outstanding.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series Q Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)                                 Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series Q Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                                  All shares of Common Stock delivered upon conversion of the Series Q Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)                                 Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series Q Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)                                  The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series Q Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series Q Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series Q Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

15.                                 Limitations on Beneficial Ownership.  Notwithstanding anything to the contrary contained herein, no Holder of Series Q Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 9(a), Section 10(f) and Section 10(g) hereof to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time.  Any purported delivery of shares of Common Stock upon a purported conversion of Series Q Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.  If any delivery of shares of Common Stock owed to a Holder upon conversion of Series Q Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting Holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.  On any Early Conversion Date, the Mandatory Conversion Date and any Cash Acquisition Conversion Date, the shares of Series Q Preferred Stock converted shall cease to be outstanding for all purposes other than for purposes of the right to receive the shares of Common Stock not delivered at the time of conversion in accordance with this Section 15.

16.                                 Preemptive or Subscription Rights.  The Holders of Series Q Preferred Stock shall not have any preemptive or subscription rights.

17.                                 Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series Q Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

18.                                 Reacquired Shares.  Shares of Series Q Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series and shall be available for subsequent issuance.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 11th day of June, 2008.

LEHMAN BROTHERS HOLDINGS INC.

By	/s/ Andrew M.W. Yeung
	Name:	Andrew M.W. Yeung
	Title:	Associate General Counsel and
Vice President